UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant; Item 8.01 Other Events.

On August 30th, 2006, our wholly-owned subsidiary Northtown Business Center, L.L.C. purchased approximately 12.44 acres of land and an industrial building containing approximately 240,000 rentable square feet of industrial and related office and mezzanine space located in North Kansas City, Missouri (the “Property”) from Cherokee North Kansas City, LLC (the “Seller”) for a purchase price of $5,250,000, plus approximately $55,000 in closing costs. The Seller is an unrelated third party.

We funded the acquisition of the Property from cash of approximately $2,155,000 and a mortgage loan of $3,150,000 from Imperial Capital Bank, secured by the Property.

The mortgage loan bears interest at a fixed rate of 6.87% through September 1, 2011. Beginning, September 1, 2011, the mortgage loan bears interest at a rate equal to the greater of (i) a rate equal to the most recent six month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal as of the tenth day prior to such interest rate change date (“Current Index”) plus two and one hundred thousandths (2.100) percentage points per annum (the “Spread”), rounded upward to the nearest one-thousandth of one percentage point (0.001%) or (ii) four and ninety-nine hundredths percent (4.99%) per annum; provided, however, except in the case of a default, such rate shall not exceed 10.87%. Beginning March 1, 2011, and each September 1st and March 1st thereafter to and including March 1, 2016, the interest rate will increase or decrease to equal the Current Index applicable to such interest rate change date, plus the Spread, rounded upward to the nearest one-thousandth of one percentage point (0.001%); provided, however, except in the case of a default, such rate cannot (i) exceed 10.87%, (ii) result in an increase in the interest rate of more than one percent (1.0%) over the interest rate that became effective on the last interest rate change date or (iii) result in a decrease in the interest rate to a rate less than four and ninety-nine hundredths percent (4.99%) per annum.

The maturity date of the mortgage loan is September 1, 2016. The principal amount is equally amortized through the term of the loan; provided, however, the principal payment is adjusted each interest change date to such amount that the principal balance would be paid equally over the remaining term of the loan based on the new interest rate then in effect.

The $55,125 in closing costs includes a nonrefundable prepayment buy-out payment of $31,500, which allows us to prepay all or part of the outstanding principal balance of the mortgage loan on any monthly payment date without payment of any further prepayment charge or fee.

The lender may accelerate the mortgage loan if we default under the terms of the mortgage loan documents, which defaults are customary defaults in real estate mortgage loan transactions.

As we previously reported, one of the current tenants of the Property is Delphi Automotive Systems LLC, which is a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code and has the right to reject its lease of the Property in connection with the bankruptcy proceedings at any time prior to June 7, 2007.

We have structured the acquisition of the Property as a like-kind exchange through an intermediary in accordance with Section 1031 of the Internal Revenue Code using proceeds from the previously reported sale of our multi-family unit apartment complex located in Picayune, Mississippi known as Arbor Gate Apartments, which was consummated on July 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: September 5, 2006	By:	/s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
Executive Officer